Exhibit 99.1

Polycom Announces Completion of Acquisition by Affiliates of Siris Capital Group, LLC

Polycom stockholders to receive $12.50 per share in cash; Mary McDowell appointed CEO; Company positioned to enhance customer value and extend lead in UC&C market

SAN JOSE, Calif. – Sep 27, 2016: Polycom, Inc., a global leader in helping organizations achieve new levels of teamwork, efficiency and productivity by unleashing the power of human collaboration, today announced the completion of its acquisition by affiliates of Siris Capital Group, LLC (“Siris” or “Siris Capital”) in a transaction reflecting an equity value of approximately $2.0 billion in cash. Polycom’s stock will cease trading on the NASDAQ under the ticker symbol PLCM, effective today.

“We are excited to be a part of Polycom’s next chapter as we jointly work to create sustainable, long-term value for customers and partners,” said Daniel Moloney, Executive Partner, Siris Capital. “Together, with Mary and her team, we will enhance Polycom’s strategy to lead the market in audio, video and content collaboration solutions and continue to provide customers with the same high level of commitment, focus, innovation and support.”

Ms. McDowell, who succeeds Peter Leav as CEO and board member, is a technology executive who has led global multi-billion dollar businesses in the mobile, consumer and enterprise sectors. Prior to joining Polycom, Ms. McDowell was an Executive Partner at Siris Capital and was formerly the EVP, Mobile Phones at Nokia, where she held global P&L responsibility for the feature phone business and associated software and digital services. She joined Nokia in 2004 to lead the Enterprise Solutions business and later served as Chief Development Officer. Ms. McDowell has also held senior positions at Compaq Computer and Hewlett Packard. She serves on the boards of Autodesk, Inc., Bazaarvoice and UBM plc.

“This is a momentous day for Polycom,” said Ms. McDowell. “I’m honored and excited to be a part of the Polycom team and to work to accelerate our ability to provide customers with easy-to-use, innovative experiences that help them achieve new levels of teamwork, efficiency and productivity. As an independent private company, we will build on Polycom’s market leading position and make strategic, innovative moves to proactively address changing market dynamics and customer needs.”

In connection with the closing of the transaction, the company, which will continue to operate as Polycom, Inc., will be wholly owned by affiliates of Siris Capital.

About Polycom, Inc.

Polycom helps organizations unleash the power of human collaboration. More than 400,000 companies and institutions worldwide defy distance with secure video, voice and content solutions from Polycom to increase productivity, speed time to market, provide better customer service, expand education and save lives. Polycom and its global partner ecosystem provide flexible collaboration solutions for any environment that deliver the best user experience, the broadest multi-vendor interoperability and unmatched investment protection. Visit www.polycom.com or connect with us on Twitter, Facebook, and LinkedIn to learn more.

© 2016 Polycom, Inc. All rights reserved. POLYCOM®, the Polycom logo, and the names and marks associated with Polycom’s products are trademarks and/or service marks of Polycom, Inc. and are registered and/or common law marks in the United States and various other countries. All other trademarks are property of their respective owners.

About Siris Capital Group, LLC

Siris Capital is a leading private equity firm focused on making control investments in data, telecommunications, technology and technology-enabled business service companies. Integral to Siris’ investment approach is its partnership with exceptional senior operating executives, or Executive Partners, who work with Siris to identify, validate and operate investment opportunities. Their significant involvement allows Siris to partner with management to add value both operationally and strategically. To learn more, visit us at www.siriscapital.com.

Contacts

Press:

Cameron Craig

Polycom, Inc.

Tel: +1.408.586.3776

cameron.craig@polycom.com